Exhibit 10.1

Revolving Credit Facility Agreement

By and Among

Azio AI Holdings, Inc.

and

Azio Corporation

i

Section 6.12	Amendment; Waiver; Remedies	12
Section 6.13	Arm’s Length Bargaining; No Presumption Against Drafter	12
Section 6.14	Headings	12
Section 6.16	No Assignment or Delegation	13
Section 6.17	Commercially Reasonable Efforts	13
Section 6.18	Further Assurances	13
Section 6.19	Specific Performance	13
Section 6.20	Counterparts	13

Exhibit A	Revolving Promissory Note
Exhibit B	Form of Draw Request

ii

Revolving Credit Facility Agreement

Dated as of October 21, 2026

This Revolving Credit Facility Agreement (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of the date first set forth above (the “Effective Date”), is executed by and among (i) Azio AI Holdings, Inc., a Delaware corporation, as borrower (the “Borrower”); and (ii) Azio Corporation, a California corporation, as lender (the “Lender”). Each of Borrower and Lender may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Borrower has requested that Lender extend a revolving credit facility to Borrower of up to two million three hundred thousand and No/100 United States Dollars ($2,300,000.00), inclusive of the Prior Advances (as defined below), to provide working capital for the Borrower, and for such purposes, Lender is willing to make certain loans and extensions of credit available to Borrower of up to such amount and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE I.    Definitions and Interpretation

Section 1.01    Defined Terms.    In addition to the other terms defined herein, for the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

(a)

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in the State of Delaware.

(b)	“Dollars” or “$” means lawful currency of the United States of America.

(c)

“GAAP” means United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

(d)

“Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

(e)	“Indebtedness” means (i) all Loans advanced and paid to the Borrower by Lender hereunder and (ii) all interest accrued thereon.

(f)	“Loan Availability” means at any time, the then applicable Loan Commitment less any Advances then funded and not repaid.

(g)	“Loan Commitment” means, on the Effective Date, Two Million Three Hundred Thousand and No/100 United States Dollars ($2,300,000.00), inclusive of the Prior Advances (as defined below).

(h)

“Loan Documents” means this Agreement, the Note and any other documents or instruments executed in connection with this Agreement or the Loans contemplated hereby, including any Draw Requests which have been accepted by the Lender, and all renewals, extensions, future advances, modifications, substitutions, or replacements thereof.

(i)	“Loan” and “Loans” means, respectively, each advance, and the aggregate of all such advances, made by Lender to Borrower under and pursuant to this Agreement or any other Loan Documents.

(j)	“Maturity Date” means the date that is the first Business Day following the one-year anniversary of the Effective Date.

(k)

“Note” means that certain Revolving Promissory Note in the principal amount of the Loan Commitment of even date herewith made by Borrower in favor of Lender, the form of which is attached hereto as Exhibit A, and any renewal, extension, future advance, modification, substitution, or replacement thereof.

(l)

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(m)	“Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

(n)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(o)	“Securities Act” means the Securities Act of 1933, as amended.

(p)	“Transactions” means the transactions contemplated by the Loan Documents.

Section 1.02    Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the Parties agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Borrower will be the same after such changes as they were before such changes; and if the Parties fail to agree on the amendment of such provisions, Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrower’s accountants.

Section 1.03    [Reserved].

Section 1.04    Other Definitional Provisions; Construction. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.04 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II.     Revolving Loan Facility

Section 2.01    Loan.

(a)

Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, Lender agrees to make Loans to Borrower from time to time, pursuant to the terms of this Agreement, until, but not including, the Maturity Date, provided, however, that the aggregate principal balance of all Loans outstanding at any time, including the Prior Advances, shall not exceed the Loan Availability. Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including, the Maturity Date, unless the Loans are otherwise terminated or extended as provided in this Agreement. Lender shall have no obligation to fund any Loan that would cause the aggregate principal balance of the Loans, including the Prior Advances, to exceed the Loan Commitment. Lender may, in its sole discretion, fund any Loan that would cause the aggregate principal balance of the Loans to exceed the Loan Commitment upon its prior written consent. For the avoidance of doubt, if Lender funds any such Loan that causes the aggregate principal balance of the Loans to exceed the Loan Commitment, such funding shall not obligate Lender to fund any future Loan that would cause the aggregate principal balance of the Loans to exceed the Loan Commitment, and Lender's agreement to do so on any occasion shall not constitute a course of dealing or waiver with respect to any subsequent request.

(b)	Purpose. The Loans shall be used by Borrower to provide working capital for Borrower and such other uses as determined by the Board of Directors of the Borrower.

(c)

Advances. Subject to the terms and conditions herein, any request for a Loan may be made from time to time and in such amounts as Borrower may choose. Requests for Loans must be made in writing, pursuant to a draw request in the form as attached hereto as Exhibit B (each, a “ Draw Request”), delivered to the Lender, by such officer of Borrower authorized by it to request such advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes its Chief Executive Officer and Chief Financial Officer to request Loans and deliver Draw Requests. For each Draw Request, properly requested and accepted by Lender pursuant to the terms and conditions herein, the Lender shall advance an amount equal to the Loan requested in such Draw Request within three (3) Business Days.

(d)

Prior Advances. The Parties acknowledge and agree that, prior to the Effective Date, the Lender has provided to the Borrower amounts totaling $2,225,000.00 (the “Prior Advances”). The Prior Advances shall be deemed Loans hereunder subject to the terms and conditions herein as of the Effective Date.

Section 2.02    Note Evidencing Loans. The Loans shall be evidenced by the Note (together with any and all renewal, extension, modification or replacement notes executed by Borrower and delivered to Lender and given in substitution therefor) duly executed by Borrower and payable to the order of Lender. At the time of the initial disbursement of a Loan and at each time an additional Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of Borrower. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of: (i) the principal amount of the Loans advanced hereunder; (ii) any unpaid interest owing on the Loans; and (iii) all amounts repaid on the Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise adversely affect the obligations of Borrower under the Note to repay the Indebtedness.

Section 2.03    Loan Interest and Payments.

(a)

Interest. The interest rate payable on the Loans (the “Interest Rate”) shall be calculated on a basis of a 365 or 366-day year, as applicable, and charged for the actual number of days elapsed since funding, at a rate of 8.5 percent (8.5%) per annum, simple interest. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 365 or 366 days, as applicable, and shall be paid for the actual number of days elapsed. For the avoidance of doubt, interest on the Prior Advances shall accrue from and including the Effective Date, and not from the date(s) on which the Prior Advances were actually made.

(b)	Repayment.

(i)	No payments of Interest or principal amount as to any Loan shall be due prior to the Maturity Date.

(ii)	Other than as set forth herein, all of the Indebtedness shall be due and payable on the Maturity Date.

(iii)

Any payments hereunder shall be made to the Lender at such place as the Lender may, from time to time, designate in lawful money of the United States of America. All payments received hereunder shall be applied as follows: first, to any late charge; second, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; third, to accrued interest; fourth, to principal; and fifth, the balance, if any, to the Borrower; provided, however, upon occurrence of an Event of Default, the Lender may, in its discretion, change the priority of the application of payments as it deems appropriate.

(c)

Optional Prepayments. Borrower may in its sole discretion from time to time elect to prepay Indebtedness, in whole or in part, without penalty. Any such prepayments shall be allocated first to accrued and unpaid interest, and thereafter to reduce the principal amount then owing.

Section 2.04    Statement. From time to time, Lender may deliver to Borrower, and at the request of the Borrower, the Lender shall deliver to Borrower, an invoice and/or an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower, unless Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date that such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

Section 2.05    Interest and Fee Computation; Collection of Funds. Interest accrued hereunder shall be payable as set forth in Section 2.03. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrower hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

ARTICLE III.    Representations and Warranties of the Borrower

To induce Lender to make the Loans, the Borrower makes the following representations and warranties to Lender, each of which shall be true and correct in all material respects (except to the extent such representation or warranty is qualified as to materiality, in which event such representation and warranty shall be true and correct in all respects) as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder (except to the extent such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or true and correct in all respects, as applicable) as of such earlier date), and which shall survive the execution and delivery of this Agreement:

Section 3.01    Borrower Organization and Name. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority and all necessary permits to: (i) enter into and execute this Agreement and the Loan Documents and to perform all of its obligations hereunder and thereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. Borrower is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Borrower.

Section 3.02    Authorization; Validity. Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents and no other action or consent on the part of the Borrower, its board of directors, stockholders or any other Person is necessary or required by the Borrower to execute this Agreement and the Loan Documents, consummate the Transactions, and perform all of its obligations hereunder and thereunder, except such actions or consents as have been duly obtained and are in full force and effect. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents and the issuance of the Note. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

Section 3.03    No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Note, will not: (i) violate or contravene any provision of law or of the Borrower’s Certificate of Incorporation or Bylaws, (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which the Borrower is a party or by which any of its assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; or (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws), except in the case of violations, defaults, breaches or conflicts under clauses (ii) through (iv), which would not reasonably be expected to result in a material adverse effect on Borrower.

Section 3.04    Brokerage Fees. There is no Person acting on behalf of the Borrower who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.    Representations and Warranties of the Lender

Lender makes the following representations and warranties to the Borrower, each of which shall be true and correct in all material respects as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder, except to the extent such representation expressly relates to an earlier date, and which shall survive the execution and delivery of this Agreement:

Section 4.01    Status. Lender is a corporation, duly organized, validly existing and in good standing under the laws of California, and has the full power and authority and all necessary permits to: (i) enter into and execute this Agreement and the Loan Documents and to perform all of its obligations hereunder and thereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. Lender is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Lender.

Section 4.02    Authorization; Validity. Lender has full right, power and authority to enter into this Agreement, to make the Loans and to execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents and no other action or consent on the part of the Lender or any other Person is necessary or required by the Lender to execute this Agreement and the Loan Documents, consummate the Transactions, and perform all of its obligations hereunder and thereunder, except such actions or consents as have been duly obtained and are in full force and effect. All necessary and appropriate action has been taken on the part of the Lender to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Lender, enforceable against the Lender in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. The Lender does not know of any reason why the Lender cannot perform any of its obligations under this Agreement, the Loan Documents or any related agreements.

Section 4.03    No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Note, will not constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; or constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws), except such violations, defaults, breaches or conflicts which would not reasonably be expected to result in a material adverse effect on Lender.

Section 4.04    Brokers. Lender has not engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Loan Documents or the Transactions.

Section 4.05    Reliance; Survival. Notwithstanding any investigation made by Borrower or any of its agents or representatives, or any rights to conduct such investigations, and notwithstanding any knowledge of facts determined or determinable by Lender as a result of such investigation or right of investigation, the Borrower has the unqualified right to rely upon the representations and warranties made by the Lender in this Agreement or in any other Loan Documents. All representations and warranties of the Lender made in this Agreement or pursuant hereto, or in any other Loan Documents, shall survive the Effective Date, the consummation of any Loans made hereunder, and any investigation, and shall be deemed and construed as continuing representations and warranties.

ARTICLE V.    Events of Default; Termination

Section 5.01    Events. Borrower shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

(a)

Nonpayment of Indebtedness. Any Indebtedness is not paid on the date that such amount is due, and such failure to pay continues for a period of ten (10) Business Days after the Borrower receives notice from Lender of such failure to pay.

(b)

Nonperformance. Any material failure to perform or material default in the performance of any covenant, condition or agreement contained in this Agreement (not otherwise addressed in this Section 5.01), which failure to perform or default in performance continues for a period of ten (10) Business Days after the Borrower receives notice from Lender of such failure to perform or default in performance (provided that if the failure to perform or default in performance is not capable of being cured, then the cure period set forth herein shall not be applicable and the failure or default shall be an immediate Event of Default hereunder).

(c)

Assignment for Creditors. Borrower makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of Borrower is appointed by a Government Authority of competent jurisdiction, and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.

(d)

Bankruptcy. Borrower commences a Proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such Proceeding being instituted against Borrower, an order being entered approving the petition in such Proceedings which is not vacated, stayed on appeal or otherwise ceased to continue in effect within sixty (60) days after the entry thereof.

Section 5.02    Payment on Event of Default. Upon the occurrence of any Event of Default under Section 5.01(c) or (d), all of the Indebtedness shall automatically and without any further action of the Parties, become automatically due and payable. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 5.01(c) or (d)), Lender may, by notice to Borrower, declare all of the Indebtedness to be due and payable. The remedies provided for herein are exclusive of any other remedies, whether provided at law or in equity.

Section 5.03    No Waiver by Lender. No Event of Default shall be waived by Lender, except and unless such waiver is in writing and signed by Lender.

Section 5.04    Optional Termination.

(a)

Borrower’s Election.  Borrower may elect, in its sole discretion, to terminate this Agreement at any time upon not less than three (3) days’ written notice to Lender, provided that such termination shall not be effective until Borrower has prepaid the Indebtedness in full. Upon such prepayment in full, (y) the Loan Commitment and Lender’s obligation to make any further Loans hereunder shall immediately and automatically terminate, and (z) this Agreement shall terminate and be of no further force or effect, except for those provisions that by their terms survive termination.

(b)

Lender’s Election. Lender may elect, in its sole discretion, to terminate this Agreement by delivering written notice of such election to Borrower not less than thirty (30) days prior to the effective date of such termination specified in such notice (such thirty (30) day period, the “Notice Period”, and the date on which such termination becomes effective, the “Termination Date”).

(i)	During the Notice Period, Lender shall continue to make Loans to Borrower in accordance with, and subject to the terms and conditions of, Section 2.01 and the other provisions of this Agreement.

(ii)	Interest shall continue to accrue on the outstanding Indebtedness through and including the Termination Date in accordance with Section 2.03(a).

(iii)

On the Termination Date, (y) the Loan Commitment and Lender’s obligation to make any further Loans hereunder shall immediately and automatically terminate, and (z) all of the Indebtedness then outstanding shall be due and payable in full. Upon repayment in full of the Indebtedness, this Agreement shall terminate and be of no further force or effect, except for those provisions that by their terms survive termination.

(iv)

Neither the delivery of a notice of termination pursuant to this Section 5.04(b) nor the pendency of the Notice Period shall affect Lender’s rights and remedies under Section 5.02, and if an Event of Default occurs at any time prior to the Termination Date, Lender shall be entitled to exercise all such rights and remedies as though no notice of termination had been delivered under this Section 5.04(b).

ARTICLE VI.    Miscellaneous

Section 6.01    Arbitration.

(a)

The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator jointly designated by the Parties (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)

If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)

In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware as if this Agreement was a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)

The arbitration shall be held in Newport Beach, California in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)

On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 6.01(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)

The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)

Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) located in Orange County, California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 6.02    Governing Law; Jurisdiction. This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Orange County, California. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 6.03    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.03. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 6.04    Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, punitive, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 6.05    Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email with return receipt requested, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Borrower, to:

Azio AI Holdings, Inc.

Attn: Chris Young

7510 Ardmore Street

Houston, TX, 77054

E-mail: ***

With a copy, which shall not constitute notice, to:

K&L Gates LLP

Attn: Michael A. Hedge

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Email: ***

If to the Lender, to:

Azio Corporation

Attn: Chi Wei David Shiue

19933 Harrison Ave.

City of Industry, CA 91789

Email: ***

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 6.06    Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.07    Confidentiality. Each Party agrees that it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 6.08    Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, shareholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 6.09    Expenses. Other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

Section 6.10    Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.11    Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions.

Section 6.12    Amendment; Waiver; Remedies.

(a)

Except as expressly set forth in Section 5.04, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both Parties.

(b)

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)

Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 6.13    Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 6.14    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 6.16    No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 6.17    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 6.18    Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 6.19    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.20    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Azio AI Holdings, Inc.

By:	/s/ Chris Young
Name:	Chris Young
Title:	Chief Executive Officer

Azio Corporation

By:	/s/ Chi Wei David Shiue
Name:	Chi Wei David Shiue
Title:	Chief Executive Officer

Exhibit A

Revolving Promissory Note

(Attached)

Exhibit B

Form of Draw Request

This is a Draw Request by Azio AI Holdings, Inc., a Delaware corporation, as borrower (the “Borrower”) pursuant to the Revolving Credit Facility Agreement, by and between the Borrower and (ii) Azio Corporation, a California corporation, as lender (the “Lender”) dated as of October 21, 2026 (the “Agreement”).

Defined terms used herein without definition have the meanings given in the Agreement.

Borrower hereby requests a Loan pursuant to the Agreement in the following amount:

$_________________________

Azio AI Holdings, Inc.

By:
Name:	Chris Young
Title:	Chief Executive Officer

Dated:

Agreed and accepted:

Azio Corporation

By:
Name:	Chi Wei David Shiue
Title:	Chief Executive Officer